MOCK & PARTNERS INTERNATIONAL
registeraccountants

CONSENT OF INDEPENDENT REGISTRED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference, in the Registration Statements on Form S-8, Registration Nos. 333-13270, 333-11220, 333-1946, 333-10794 and 333-113552 pertaining to the employees stock option plan of Magic Software Enterprises Ltd., of our report dated January 28,2004 with respect to the financial statements of Magic Benelux BV as of December 31, 2003, included in the Annual Report on Form 20-F of Magic Software Enterprises Ltd. for the year ended December 31, 2004.

Yours sincerely
Mock and Partners

Amsterdam, The Netherlands

March 29, 2005

1240915. Rapenburgerstraat 109, 1011 VL Amsterdam. Tel:020 6381881, Fax: 020 6272624